EXHIBIT 11

                     LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                   COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                                    (Unaudited)
                   (Amounts in Thousands, Except Per Share Data)


                                          Three Months Ended  Nine Months Ended
                                              September 30,      September 30,
                                              1994     1995      1994     1995
PRIMARY AND FULLY DILUTED

Earnings:
 Net (loss) income . . . . . . . . . . . . $(6,626) $ 1,595  $(10,834)  $ 7,557
 Less preferred dividends. . . . . . . . .     942      696     2,819     2,271
 Less accretion in redemption value of
  LIVE Series B Cumulative Convertible
  Preferred Stock. . . . . . . . . . . . .   1,800    1,259     4,200     4,089

 Net (loss) attributable to common stock . $(9,368) $  (360) $(17,853)  $ 1,197
Shares:
 Weighted average number of common
   shares outstanding. . . . . . . . . . .   2,419    2,419     2,419     2,435

Net (loss) income per common share . . . . $ (3.87) $ (0.15)  $ (7.38)  $  0.49